                                                                Exhibit 10.10(b)

       PROCEDURES GOVERNING THE GRANT OF OPTIONS TO NON-EMPLOYEE DIRECTORS
                                      UNDER
              1994 EXECUTIVE STOCK OPTION AND RESTRICTED STOCK PLAN
                                       OF
                                  MANPOWER INC.

                                   MAY 1, 2001

      1. DEFINITIONS

      Unless the context otherwise requires, the following terms shall have the meanings set forth below:

      (a) "Disability" shall mean a physical or mental incapacity which results in a Director's termination of membership on the Board of Directors of the Company.

      (b) An "Election Date" shall mean (1) in the case of any Director who was or became a Director on July 21, 2000, November 5 of any year beginning with 2001, and (2) in the case of any other Director, the date of the Director's initial appointment to the Board of Directors and thereafter November 5 of any year.

      (c) An "Election Period" shall mean the period beginning November 5, 1996, and ending November 4, 2001, or a subsequent period of five years beginning on the day following the end of the prior Election Period.

      (d) "Option" shall mean a Nonstatutory Stock Option granted under the Stock Option Plan.

      (e) "Stock Option Plan" shall mean the 1994 Executive Stock Option and Restricted Stock Plan of the Company.

      (f) "Retirement" shall mean a Director's termination of membership on the Board of Directors at a time when (1) the Director is age 60 or older and has served at least five years on the Board of Directors, or (2) the Director has served at least ten years on the Board of Directors (or on the board of directors of a predecessor Company).

      Any capitalized terms used below which are not otherwise defined above will have the meanings assigned to them in the Stock Option Plan.

      2. PARTICIPATION; NUMBER OF OPTION SHARES GRANTED

      (a) Eligibility. Only Directors shall be eligible to receive Options under these Procedures.

      (b) Elective Options. A Director may elect to receive, in lieu of all cash compensation to which he or she would otherwise be entitled as a Director (other than reimbursement for expenses), an Option granted in accordance with the following. The election shall cover a period of whole years (except as provided below) determined by the Director at the time of election beginning on any Election Date as of which no prior election is in effect under these Procedures (or the Deferred Stock Plan of the Company), and ending no later than the expiration of the then current Election Period. If the Election Date is other than November 5 of any year, the first year covered by an election shall be a partial year beginning on the Election Date and ending on the next succeeding November 4, and the number of shares covered by the Option for this first partial year shall be prorated (rounded to the nearest whole share) based on the ratio of the number of days in such partial year to 365. The election to receive an Option in lieu of cash compensation must be made on or before the commencement of the period covered by the election, except that for an election made by a Director in connection with his or her initial appointment to the Board of Directors, the election may be made within the first 10 days following the date of such appointment. Notwithstanding the foregoing, no Director who is a resident of the United Kingdom shall be eligible to make an election hereunder but rather shall be required to receive an Option in lieu of cash compensation and, as such, treated as if he or she had made an election covering a period of five years effective beginning on each Election Date as of which no prior election is in effect. The Option will be for the following number of shares, subject to adjustment pursuant to Paragraph 5 hereof:

               Years of Cash                             Shares Covered
            Compensation Waived                            by Option
            -------------------                            ---------
                     5                                       50,000
                     4                                       40,000
                     3                                       30,000
                     2                                       20,000
                     1                                       10,000

Said election shall be in writing and delivered to the Secretary of the Company. The date of grant of the Option shall be the date on which the period covered by the election begins. The Company shall effect the granting of Options under the Plan by the execution of Option Agreements. Instead of electing to receive an Option in lieu of all cash compensation as provided above, a Director may make such election for only 75 percent or 50 percent of such cash compensation. In such event, the Option will be for 75 percent or 50 percent, respectively, of the number of shares otherwise provided above, again subject to adjustment pursuant to Paragraph 5 hereof.

      (c) Other Option Grants. In addition to Options issued under Paragraph 2(b), the Board of Directors may from time to time grant Options to Directors as additional compensation for service on the Board of Directors. Any such grant shall be confirmed by the execution of an Option Agreement.

      3. OPTIONS: GENERAL PROVISIONS

      (a) Option Exercise Price for Elective Options. The per share purchase price of the Shares under each Option granted pursuant to these Procedures shall be equal to one hundred percent (100%) of the fair market value per Share on the date of grant of such Option. The fair market value per Share on the date of grant shall be the Market Price for the business day immediately preceding the date of grant of such Option.

      (b) Exercise Period for Elective Options. The following shall apply for Options granted pursuant to Paragraph 2(b):

            (1) An Option shall not initially be exercisable. On November 5 of each year following the date of grant of an Option, the Option shall become exercisable as to a number of shares equal to that number attributable to a period of one year under the Option. Notwithstanding the foregoing sentence, if an election covers a partial year as provided in Paragraph 2(b), above, then with respect to the number of shares attributable to that partial year the Option shall become exercisable on the later of the November 5 following the date of grant or the day that is six months after the date of grant, and thereafter the foregoing sentence shall apply to the Option.

            (2) Upon termination of a Director's tenure as a Director, any portion of an Option which has not become exercisable shall lapse except as follows:

                  (A) The Option shall become immediately exercisable as to a prorated number of Shares based on the time served during the one-year period (or partial-year period, if applicable) indicated in Paragraph 3(b)(1), above, in which termination occurs; provided, however, that for this purpose, any Director whose term expires in any year who does not stand for election at the Annual Meeting of Shareholders that year but continues to serve until the date of such meeting will be treated as if he or she had served through November 4 of such year.

                  (B) Upon the death or Disability of a Director, each Option of such Director shall become immediately exercisable as to 100% of the Shares covered thereby.

            (3) Upon the occurrence of a Triggering Event, each Option outstanding under these Procedures shall become immediately exercisable as to 100% of the Shares covered thereby.

            (4) Once any portion of an Option becomes exercisable, it shall remain exercisable for the greater of five years after the date of grant or two years after the date such portion becomes exercisable. Notwithstanding the foregoing the Board of Directors may, in its sole discretion, increase the period during which any Option shall remain exercisable.

            [Effective for grants made on or after November 5, 2001, this Paragraph 3(b)(4) will read as follows:

                  (4) Once any portion of an Option becomes exercisable, it
            shall remain exercisable until the earlier of (A) ten years after the date of grant or (B) three years after the date the Director's membership on the Board of Directors terminates because of death or upon the Disability or Retirement of the Director, or three months after the date the Director's membership on the Board of Directors terminates in any other circumstances.]

      (c) Exercise Period for Other Option Grants. For Options granted pursuant to Paragraph 2(c), the Board of Directors may, in its discretion, determine the periods during which any Option may be exercised by the holder. However, no Option shall be exercisable after the expiration of ten years from its date of grant.

      (d) Payment of Exercise Price. The purchase or exercise price shall be payable in whole or in part in cash or Shares; and such price shall be paid in full at the time that an Option is exercised. If a Director elects to pay all or a part of the purchase or exercise price in Shares, such Director shall make such payment by delivering to the Company a number of Shares already owned by the Director equal in value to the purchase or exercise price. All Shares so delivered shall be valued at their Market Price on the business day immediately preceding the day on which such Shares are delivered.

      4. TRANSFERABILITY

      (a) Restrictions on Transferability. Except as otherwise provided in this Paragraph 4, an Option granted to a Director under this Plan shall be not transferable or subjected to execution, attachment or similar process, and during the lifetime of the Director shall be exercisable only by the Director.

      (b) Transfer upon Death. A Director shall have the right to transfer the Option upon such Director's death, either pursuant to a beneficiary designation described below or, if the Director dies without a surviving designated beneficiary, by the terms of such Director's will or under the laws of descent and distribution, and all such transferees shall be subject to all terms and conditions of this Plan to the same extent as would the Director, except as otherwise expressly provided herein. Upon the death of a Director, each Option of such Director shall be exercisable (1) by the deceased Director's designated beneficiary (such designation to be made in writing at such time and in such manner as the Company shall approve or prescribe), or (2) if the deceased Director dies without a surviving designated beneficiary, by the personal representative, administrator, or other representative of the estate of the deceased Director, or by the person or persons to whom the deceased Director's rights under such Option shall pass by will or the laws of descent and distribution. A Director who has so designated a beneficiary may change such designation at any time by giving written notice to the Company.

      (c) Certain Transfers Permitted. A Director shall have the right to transfer all or part of an Option during his or her lifetime to members of the Director's immediate family, to trusts for the benefit of such immediate family members, and to partnerships in which the Director or such family members are the only partners. For purposes of the preceding sentence, "immediate family" shall mean a Director's children, grandchildren, and spouse. Upon such a transfer, the Option (or portion of the Option) thereafter shall be exercisable by the transferee to the extent and on the terms it would have been exercisable by the transferring Director.

      5. ADJUSTMENT PROVISIONS

      (a) Adjustment Based on Changes in the Market Price of Shares. For any Option granted pursuant to Paragraph 2(b), each of the numbers in the schedule in Paragraph 2(b) hereof under "Shares Covered by Option" shall be adjusted, in accordance with the following formula, to equal the value of X, where

      X  =     Number shown in schedule x $28.00
               --------------------------------------------
               Market Price on the business day immediately proceeding the date of grant

      [Effective for grants made on or after November 5, 2001, this formula will be as follows:

      X  =     Number shown in schedule x Market Price on November 2, 2001
               ----------------------------------------------------------------
               Market Price on the business day immediately proceeding the date of grant]

      (b) Adjustment for Stock Dividends, Split-Ups, Etc. In the event of any stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, or the like, as a result of which shares of any class shall be issued in respect of the outstanding Shares, or the Shares shall be changed into the same or a different number of the same or another class of stock, or into securities of another person, cash or other property (not including a regular cash dividend), the number of Shares subject to each outstanding Option, the exercise price applicable to each such Option, and/or the consideration to be received upon exercise of each such Option shall be adjusted as deemed appropriate by the Board of Directors.